Exhibit 2.1
                      AGREEMENT AND PLAN OF REORGANIZATION


                                MDR CARTAGE, INC.







                              DATED: JULY 30, 1999

                                TABLE OF CONTENTS


1.    DEFINITIONS............................................................1


2.    PLAN OF REORGANIZATION.................................................4

   2.1    THE MERGER.........................................................4
   2.2    FRACTIONAL SHARES..................................................4
   2.3    EFFECTS OF THE MERGER..............................................4
   2.4    TAX-FREE REORGANIZATION............................................5
   2.5    PURCHASE ACCOUNTING TREATMENT......................................5
   2.6    WAIVER OF DISSENTERS RIGHTS........................................5
   2.7    CLOSING............................................................5
   2.8    CLOSING OBLIGATIONS................................................5
   2.9    RELATED TRANSACTIONS...............................................6
   2.10   ADJUSTMENT TO PURCHASE PRICE.......................................7

3.    REPRESENTATIONS AND WARRANTIES OF SELLERS..............................7

   3.1    ORGANIZATION AND GOOD STANDING.....................................7
   3.2    AUTHORITY; NO CONFLICT.............................................8
   3.3    CAPITALIZATION.....................................................9
   3.4    FINANCIAL STATEMENTS...............................................9
   3.5    BOOKS AND RECORDS..................................................9
   3.6    TITLE TO PROPERTIES; ENCUMBRANCES..................................10
   3.7    CONDITION AND SUFFICIENCY OF ASSETS................................10
   3.8    ACCOUNTS RECEIVABLE................................................10
   3.9    NO UNDISCLOSED LIABILITIES.........................................11
   3.10   TAXES..............................................................11
   3.11   NO MATERIAL ADVERSE CHANGE.........................................11
   3.12   EMPLOYEE BENEFITS..................................................12
   3.13   COMPLIANCE.........................................................12
   3.14   LITIGATION.........................................................12
   3.15   ABSENCE OF CHANGES.................................................13
   3.16   CONTRACTS; NO DEFAULTS.............................................14
   3.17   INSURANCE..........................................................15
   3.18   ENVIRONMENTAL MATTERS..............................................15
   3.19   EMPLOYEES; INDEPENDENT CONTRACTORS.................................16
   3.20   LABOR RELATIONS; COMPLIANCE........................................16
   3.21   INTELLECTUAL PROPERTY..............................................17
   3.22   RELATIONSHIPS WITH RELATED PERSONS.................................18
   3.23   BROKERS OR FINDERS.................................................18
   3.24   DISCLOSURE.........................................................18
   3.25   INVESTMENT REPRESENTATION..........................................19
   3.26   TAX REPRESENTATIONS................................................19
   3.27   AUTHORITY; NO CONFLICT REGARDING MERGER OF BF......................19

4.    REPRESENTATIONS AND WARRANTIES OF TGI..................................20

   4.1    ORGANIZATION AND GOOD STANDING.....................................20
   4.2    AUTHORITY; NO CONFLICT.............................................20
   4.3    CERTAIN PROCEEDINGS................................................21
   4.4    TAX REPRESENTATIONS................................................21

5.    COVENANTS..............................................................21

   5.1    ACCESS AND INVESTIGATION...........................................21
   5.2    OPERATION OF THE BUSINESSES OF THE COMPANY.........................21
   5.3    NEGATIVE COVENANT..................................................21
   5.4    NOTIFICATION.......................................................21
   5.5    PAYMENT OF INDEBTEDNESS BY RELATED PERSONS.........................22
   5.6    NO NEGOTIATION.....................................................22
   5.7    BEST EFFORTS.......................................................22
   5.8    LEASE AGREEMENTS...................................................22
   5.9    MERGER OF BF INTO THE COMPANY......................................22

6.    CONDITIONS PRECEDENT TO TGI'S OBLIGATION TO CLOSE......................22

   6.1    ACCURACY OF REPRESENTATIONS........................................22
   6.2    SELLERS' PERFORMANCE...............................................23
   6.3    CONSENTS...........................................................23
   6.4    ADDITIONAL DOCUMENTS...............................................23
   6.5    NO PROCEEDINGS.....................................................23
   6.6    NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS................23
   6.7    SATISFACTORY DUE DILIGENCE.........................................23
   6.8    FINANCING..........................................................23
   6.9    ENVIRONMENTAL AUDIT................................................23
   6.10   HSR WAITING PERIOD.................................................24
   6.11   MERGER OF BF AND THE COMPANY.......................................24

7.    CONDITIONS PRECEDENT TO SELLERS'  OBLIGATION TO CLOSE..................24

   7.1    ACCURACY OF REPRESENTATIONS........................................24
   7.2    TGI'S PERFORMANCE..................................................24
   7.3    NO PROCEEDINGS.....................................................24
   7.4    HSR WAITING PERIOD.................................................24

8.    TERMINATION............................................................24

   8.1    TERMINATION EVENTS.................................................24
   8.2    EFFECT OF TERMINATION..............................................25

9.    INDEMNIFICATION; REMEDIES..............................................25

   9.1    SURVIVAL...........................................................25
   9.2    INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS..................25
   9.3    INDEMNIFICATION AND PAYMENT OF DAMAGES BY TGI......................27
   9.4    ESCROW.............................................................27
   9.5    PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS..................27
   9.6    PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS........................28
   9.7    TIME LIMITATIONS...................................................28
   9.8    AMOUNT LIMITATIONS.................................................29

10.   GENERAL PROVISIONS.....................................................29

   10.1   EXPENSES...........................................................29
   10.2   PUBLIC ANNOUNCEMENTS...............................................29
   10.3   NOTICES............................................................29
   10.4   JURISDICTION; SERVICE OF PROCESS...................................30
   10.5   FURTHER ASSURANCES.................................................30
   10.6   WAIVER.............................................................30
   10.7   ENTIRE AGREEMENT AND MODIFICATION..................................30
   10.8   DISCLOSURE LETTER..................................................31
   10.9   ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS.................31
   10.10  SEVERABILITY.......................................................31
   10.11  SECTION HEADINGS, CONSTRUCTION.....................................31
   10.12  TIME OF ESSENCE....................................................31
   10.13  GOVERNING LAW......................................................31
   10.14  COUNTERPARTS.......................................................32
   10.15  EXECUTION AND CLOSING..............................................32



Exhibits and Schedules

         Exhibit A           --      Articles of Merger
         Exhibit B           --      Employment Agreements
         Exhibit C           --      Noncompetition Agreement
         Exhibit D           --      Escrow Agreement
         Exhibit E           --      Subscription Agreement

         Schedule 2.1        --      Allocation of Purchase Price Among Sellers
         Schedule 2.9        --      Schedule of Real Property
         Schedule 4.2(c)     --      TGI Consents

                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization ("Agreement") is made as of July 30, 1999, by and between Transit Group, Inc., a Florida corporation ("TGI"), MDR Cartage, Inc., an Arkansas corporation (the "Company"), C. Frank
Mitchell and Bobby W. Riley, each a resident of the State of Arkansas (individually a "Seller" and, collectively, the "Sellers"). TGI, the Company and the Sellers are sometimes referred to herein individually as a "Party," and collectively as the "Parties."

                                    RECITALS

         A. The Parties intend that, subject to the terms and conditions set forth herein, a new corporation that will be organized in Arkansas as a wholly owned subsidiary of Transit Group, Inc. ("Newco") will be merged with and into the Company in a reverse triangular merger (the "Merger"), with the Company to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement, the Articles of Merger substantially in the form of Exhibit "A" hereto (the "Articles of Merger") and the applicable provisions of the laws of Arkansas.

         B. Upon the effectiveness of the Merger, all the outstanding capital stock of the Company will be converted into capital stock of TGI, in the manner and on the basis determined herein and as provided in the Articles of Merger.

         C. The Merger is intended to be treated as a "purchase" for accounting purposes and a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by virtue of the provisions of Section 368(a)(2)(E) of the Code.

         D. Sellers are the sole shareholders of the Company, and were the sole shareholders of BF Transportation, Inc., an Arkansas corporation ("BF") which was merged into the Company immediately prior to the Effective Time.

                                    AGREEMENT

         For and in consideration of the above premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:


1.       DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "Agreement" --this Agreement and Plan of Reorganization together with all Schedules and Exhibits hereto.

         "Balance Sheet"--as defined in Section 3.4.

         "BF Merger" --as defined in Section 3.27.

         "BF Merger Agreement" --as defined in Section 3.27.

         "Closing"--as defined in Section 2.7.

         "Closing Date"--the date and time as of which the Closing actually takes place.

         "Company"--collectively the Company identified in the Recitals to this Agreement together with each Subsidiary.

         "Company's Disclosure Letter"--the disclosure letter delivered by Sellers to TGI concurrently with the execution and delivery of this Agreement.

         "Computer Devices"--as defined in Section 3.21(c).

         "Contemplated Transactions"--all of the transactions contemplated by this Agreement, including:

         (a)      the Merger of Newco and the Company;

         (b) the execution, delivery, and performance of the Employment Agreements, the Noncompetition Agreements, the Subscription Agreements and the Escrow Agreement; and

         (c) the performance by TGI, the Company and Sellers of their respective covenants and obligations under this Agreement.

         "Damages"--as defined in Section 9.2.

         "Effective Time"--the effective time of the Merger as defined in
Section 2.1.

         "Employment Agreements"--as defined in Section 2.8(a)(iii).

         "Environmental Law"--any law or regulation that requires or relates to:

         (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment;

         (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment;

         (c) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

         (d) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

         (e) making responsible parties pay private parties, or groups of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA"--the Employee Retirement Income Security Act of 1974, as amended, and regulations and rules issued pursuant to that act or any successor law.

         "Escrow Agreement" --as defined in Section 2.8(a)(v).

         "Facility" -- as defined in Section 3.18.

         "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

         "Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "HSR Act"-- the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "Merger"--as defined in the Recitals hereto.

         "Noncompetition Agreements"--as defined in Section 2.8(a)(iv).

         "Occupational Safety and Health Law"--any law or regulation designed to provide safe and healthy working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "Securities Act"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that act or any successor law.

         "Sellers"--as defined in the first paragraph of this Agreement.

         "Subsidiary" or "Subsidiaries"--means any company, entity, partnership or joint venture in which the Company owns an equity or other interest.

         "TGI Disclosure Letter"--the disclosure letter delivered by TGI to Sellers concurrently with the execution and delivery of this Agreement.

         "Year 2000 Problem"--as defined in Section 3.21(c).

2.       PLAN OF REORGANIZATION.

2.1               THE MERGER.

           Subject to the terms and conditions of this Agreement, prior to the Closing Date, TGI will incorporate and organize Newco and will cause the Board of Directors and shareholders of Newco to approve the Merger and perform all of the duties of Newco set forth in this Agreement. Subject to the terms and conditions of this Agreement, the Articles of Merger will be filed with the Secretary of State of the State of Arkansas on the Closing Date. The date and time specified in the Articles of Merger that will be filed with the Arkansas Secretary of State, as the date and time that the Merger becomes effective will be referred to in this Agreement as the "Effective Time." Subject to the terms and conditions of this Agreement and the Articles of Merger, Newco will be merged with and into the Company in a statutory merger pursuant to the Articles of Merger and in accordance with applicable provisions of Arkansas law as follows:

(a) Conversion of Company Common Stock. Each share of common stock of the Company, no par value ------------------------------------- (the "Company Common
Stock"), that is issued and outstanding immediately prior to the Effective Time, --------------------- will, by virtue of the Merger and at the Effective Time and without further action on the part of any holder thereof, be converted into the right to receive (i) 12,250 shares of fully paid and nonassessable common stock of TGI, $.01 par value per share ("TGI Common Stock"); plus (ii) cash consideration in the ---------------- amount of $9,000 per share of Company Common Stock. The total number of shares of TGI Common Stock and cash consideration into which each Seller's shares of Company Common Stock will be converted is set forth on Schedule 2.1 hereto.
                  ------------

(b) Conversion of Newco Shares. Each share of Newco Common Stock, par value $0.01 ("Newco Common Stock"), that is issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger and without further action on the part of the sole shareholder of Newco, be converted into and become one share of common stock of the Company as the surviving corporation, which shall be the only shares of Company Common Stock issued and outstanding immediately after the Effective Time. 2.2 FRACTIONAL SHARES.

           No fractional shares of TGI Common Stock will be issued in connection with the Merger.

2.3               EFFECTS OF THE MERGER.

           At the Effective Time: (a) the separate existence of Newco will cease, Newco will be merged with and into the Company, and the Company will be the surviving corporation pursuant to the terms of the Articles of Merger; (b) the Articles of Incorporation and Bylaws of Newco will be the Articles of Incorporation and Bylaws of the surviving corporation; (c) the Articles of Incorporation will be amended to reflect the name of the Company, as the surviving corporation; (d) the directors of Newco in effect at the Effective Time will be the directors of the Company as the surviving corporation, and the officers of Newco will be the officers of the Company as the surviving corporation; (e) each share of Company Common Stock outstanding immediately prior to the Effective Time will be converted as provided in Section 2.1(a); (f) each share of Newco Common Stock outstanding immediately prior to the Effective Time will be converted as provided in Section 2.1(b) and (g) the Merger will, at and after the Effective Time, have all of the effects provided by applicable law.

2.4               TAX-FREE REORGANIZATION.

           The Parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of
Section 368(a)(1)(A) of the Code. The Parties believe that the value of the TGI Common Stock and the cash consideration to be received by the Sellers in the Merger is equal to the value of the Company Common Stock to be surrendered in exchange therefor. The TGI Common Stock issued in the Merger will be issued solely in exchange for the Company Common Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to, the consideration paid for the Company Common Stock. Sellers acknowledge that they have received their own independent tax advice and counsel with respect to the Merger and the transactions contemplated herein and are not relying on representations made by TGI or its counsel, accountants or advisors with respect thereto.

2.5               PURCHASE ACCOUNTING TREATMENT.

           The Parties intend that the Merger be treated as a "purchase" for accounting purposes.

2.6               WAIVER OF DISSENTERS RIGHTS.

           Each of the Sellers hereby waives any and all rights such shareholder has to dissent from the Merger under Arkansas law.

2.7               CLOSING.

           The consummation of the Merger provided for in this Agreement (the "Closing") will take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, Suite 3500, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309, at 10:00 a.m. (local time) on July 30, 1999, or at such time and place as the Parties may agree; provided, however, as follows: (a) if one or more conditions to this Agreement is not satisfied by such date, the party benefiting from such condition may elect, in its sole discretion, one or more postponements of the Closing for the purpose of enabling such condition to be satisfied and (b) the Closing shall occur no earlier than the fifth business day after the date of the expiration of the waiting period, as extended, under the HSR Act.

2.8               CLOSING OBLIGATIONS.

           At the Closing:

(a)               Sellers will deliver to TGI:

(i) certificates representing their shares of Company Common Stock, duly endorsed for transfer (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank;

(ii) releases and resignations from the officers and directors of the Company and each Subsidiary duly executed by such parties; (iii) employment agreements in the form of Exhibit "B" executed by each of the Sellers and Mr. Gene Dowty (collectively, "Employment Agreements"); (iv) noncompetition agreements in the form of Exhibit "C", executed by each of the Sellers and Mr. Gene Dowty (collectively, the "Noncompetition Agreements"); (v) an escrow agreement in the form of Exhibit "D", executed by each of the Sellers (the "Escrow Agreement");
(vi) a subscription agreement executed by each of the Sellers for the shares of TGI Common Stock to be received by the Sellers in the Merger in the form attached hereto as Exhibit "E"; (vii) a certificate executed by Sellers certifying to TGI that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;
(viii) evidence of the expiration of all applicable waiting periods under the HSR Act; (ix) evidence of the completion of the merger of BF into the Company as provided in Section 5.9 of this Agreement; and (x) the Patent License Agreement between Mr. Gene Dowty, TGI and other relevant parties. (b) TGI will deliver to
Sellers:

(i) share certificates representing the TGI Common Stock, issued in the name of the Sellers in the amounts indicated in Section 2.1(a), to be delivered as promptly as practicable after the Closing and at Closing TGI will deliver a certificate or other form of documentary evidence representing their right to receive the share certificates;

(ii)     the cash consideration referred to in Section 2.1(a) hereof;

(iii) a certificate executed by TGI to the effect that TGI's representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and as of the Closing Date; and (iv) evidence of the expiration of all applicable waiting periods under the HSR Act.

2.9               RELATED TRANSACTIONS.

(a) Prior to the preparation of the Balance Sheet, the Parties agreed on certain accruals for compensation and interest as follows:

(i) Non-cash bonuses to the Sellers as of June 30, 1999 in the aggregate amount of $499,071 were approved and accrued;

(ii) Accrual of interest on the previous balance of the Accounts Payable-Affiliates account, as of June 30, 1999 in the amount of $517,531 was approved and accrued. Both items are reflected in the Accounts Payable-Affiliates account balance shown in the Balance Sheet

(b) The real property described in Schedule 2.9 has been transferred by the Company to Sellers, or Sellers' assigns, prior to the Closing for an agreed consideration of $919,500. Such amount of consideration will be paid by an equal amount of reduction, and partial satisfaction, of the amounts owed to Sellers and affiliates as reflected in the Accounts Payable-Affiliates account on the Balance Sheet.

(c) After the reduction of the Accounts Payable-Affiliates account by the sum of $919,500, the balance of the Accounts Payable-Affiliates account will be $1,760,000 and that amount will be paid to the Sellers or their assigns in equal monthly installments of $36,666.67. (d) If the Company recognizes a taxable gain as a result of the transfer of the real property, as described in (b) above, and if the amount of income taxes payable by the Company on such gain is in excess of the amount of income tax benefits realized by the Company as a result of the deductions of the accruals described in (a)(i) and (a)(ii) above, then the Sellers will be responsible to the Company for such excess amount of income taxes.

2.10 ADJUSTMENT TO PURCHASE PRICE.

           Any Damages satisfied pursuant to Section 9.2 of this Agreement through the surrender of TGI Stock, shall be deemed a reduction in the purchase price provided for in Section 2.1(a).


3.       REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers jointly and severally represent and warrant to TGI as follows:

3.1               ORGANIZATION AND GOOD STANDING.

(a) Part 3.1 of the Company's Disclosure Letter contains a statement of the Company's and each Subsidiary's jurisdiction of incorporation, a list of all other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company and each Subsidiary is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its contracts. The Company and each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) Sellers have delivered to TGI copies of the Articles of Incorporation and Bylaws of the Company and each Subsidiary, as currently in effect.

3.2               AUTHORITY; NO CONFLICT.

(a) This Agreement constitutes the legal, valid, and binding obligation of Sellers and the Company enforceable against them in accordance with its terms. Upon the execution and delivery by Sellers of the Employment Agreements, the Escrow Agreement, the Subscription Agreements and the Noncompetition Agreements (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will ---------------------------- constitute the legal, valid, and binding obligations of Sellers, enforceable against them in accordance with their respective terms. Each of the Sellers and the Company has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their respective obligations under this Agreement and the Sellers' Closing Documents.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Articles of Incorporation or Bylaws of the Company or any Subsidiary; or (B) any resolution adopted by the board of directors or the stockholders of the Company or any Subsidiary; or (C) any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any permit or authorization that is held by the Company or any Subsidiary or that otherwise relates to the business of, or any of the assets owned or used by, the Company or any Subsidiary; or (D) any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any contract to which the Company or any Subsidiary is bound; or
(ii) result in the imposition or creation of any lien, claim or encumbrance upon or with respect to any of the assets owned or used by the Company or any Subsidiary.

(c)  Except  as set forth in Part 3.2 of the  Company's  Disclosure
Letter, neither Sellers, the Company nor any Subsidiary is or will be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3               CAPITALIZATION.

(a) The authorized equity securities of the Company consist of 2,000 shares of common stock, no par value per share, of which 200 shares are issued and outstanding (the "Shares"). There are no classes of ------ preferred stock authorized. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all liens, claims or encumbrances, and were acquired by Sellers free of any preemptive rights or rights of first refusal. The shares are owned of record as shown on Part 3.3 of the Company's Disclosure Letter. With the exception of the Shares (which are owned by Sellers), there are no other outstanding equity securities or other securities of the Company. No legend or other reference to any purported encumbrance appears upon any certificate representing equity securities of the Company, including, without limitation, any options warrants, convertible securities or other rights or agreements to acquire any securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other law or regulation. The Company does not own, nor does it have any contract to acquire, any equity securities or other securities of any person (other than the Company) or any direct or indirect equity or ownership interest in any other business other than the merger of BF into the Company.
(b) Notwithstanding references herein to Subsidiaries, the parties understand that there are no Subsidiaries.

3.4               FINANCIAL STATEMENTS.

           Sellers have delivered to TGI: (a) reviewed balance sheets of the Company and its Subsidiaries at their fiscal year ends in each of the years 1996 through 1998, and the related reviewed statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, and
(b) compiled balance sheets of the Company and its Subsidiaries as at June 30, 1999 (the "Balance Sheet") and income statements for the six month period then ended. Such financial statements and the notes thereto fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of the Company and its Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, with the exception of certain items listed in Section 2.9, throughout the periods involved.

3.5               BOOKS AND RECORDS.

           The books of account, minute books, stock record books and other records of the Company and each Subsidiary, all of which have been made available to TGI, are complete and correct in all material respects and have been maintained in accordance with applicable law through proper authorization or ratification. The minute books of the Company and each Subsidiary do not omit any material records of meetings of, and corporate actions taken by, the stockholders, the Boards of Directors and committees of the Boards of Directors of the Company and each Subsidiary, and no formal meeting of any such stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. There have been no material transactions that have not been properly authorized or ratified by the Corporation's stockholders or directors.

3.6               TITLE TO PROPERTIES; ENCUMBRANCES.

           Part 3.6 of the Company's Disclosure Letter contains a complete and accurate list of all real property and material items of personal property owned by the Company and each Subsidiary. The Company and each Subsidiary owns good and marketable title to the properties and assets located in the facilities owned or operated by the Company or any Subsidiary or reflected as owned in the books and records of the Company or any Subsidiary, including all of the properties and assets reflected in the Balance Sheet, other than the properties being transferred out of the Company as provided in Part 3.6 of the Company Disclosure Letter, and all of the properties and assets purchased or otherwise acquired by the Company or any Subsidiary since the date of the Balance Sheet. All real property listed on Part 3.6 of the Company's Disclosure Letter is owned in fee simple title. All material properties and assets reflected in the Balance Sheet are owned free and clear of all liens, claims or encumbrances and are not, in the case of real property, subject to any use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (b) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Company or any Subsidiary lie wholly within the boundaries of the real property owned by the Company or any Subsidiary and do not encroach upon the property of, or otherwise conflict with the property rights of, any other person.

3.7               CONDITION AND SUFFICIENCY OF ASSETS.

           The buildings, plants, structures, and equipment owned or leased by the Company and each Subsidiary are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, individually or in the aggregate. The building, plants, structures, and equipment owned or leased by the Company and each Subsidiary are sufficient for the continued conduct of the Company's and each Subsidiary's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

3.8               ACCOUNTS RECEIVABLE.

           All accounts receivable of the Company and each Subsidiary as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the accounts receivable are or will be as of the Closing Date current and collectible net of the respective reserves for bad debts shown on the Balance Sheet. There is no contest, claim, or right of set-off relating to the amount or validity of such accounts receivable. The Parties agree that in the event the Sellers are required to reimburse TGI or the Company for an uncollected receivable due to a breach of this representation and warranty, the amount of such receivable paid by the Sellers will be assigned to the Sellers for collection and receipt.

3.9               NO UNDISCLOSED LIABILITIES.

           Except as disclosed in Part 3.9 of the Company Disclosure Letter, neither the Company nor any Subsidiary has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and nonmaterial current liabilities incurred in the ordinary course of business since the date thereof.

3.10              TAXES.

(a) The Company and each Subsidiary has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed by or with respect to it. The Company and each Subsidiary has paid, or made provision for the payment of, all taxes that have or may have become due for all periods prior to and through Closing. All tax returns filed by the Company any each Subsidiary are true, correct and complete. All references in this Section 3.10 to "taxes" and "tax returns" shall include all federal, state, local and foreign taxes required to be paid and tax returns, reports and statements required to be filed by the Company or any Subsidiary.

(b) No United States, federal or state income, sales, use, fuel or other tax returns of the Company or any Subsidiary have been audited by the IRS or relevant state tax authorities during the past seven years. Neither Sellers, the Company, nor any Subsidiary has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other person) of any statute of limitations relating to the payment of taxes of the Company. (c) The charges, accruals, and reserves with respect to taxes on the books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for taxes (including any Subsidiary's liability). There exists no proposed tax assessment against the Company or any Subsidiary except as disclosed in the Balance Sheet. (d) Proper and accurate amounts have been withheld by Company and its Subsidiaries from its employees for all periods through the Closing Date in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings due and payable have been timely paid to the respective governmental agencies. Neither the Company nor any of its Subsidiaries has executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending the period for assessment or collection of any taxes.

3.11 NO MATERIAL ADVERSE CHANGE.

           Except as disclosed in Part 3.11 of the Company Disclosure Letter, since December 31, 1998, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company or any Subsidiary, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.12              EMPLOYEE BENEFITS.

           Part 3.12 of the Company's Disclosure Letter contains a list of all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by the Company or any Subsidiary (the "Plans"), including, without limitation, all "employee benefit plans" as defined in
Section 3(3) of ERISA. All contributions due from the Company or any Subsidiary with respect to any of the Plans have been made or accrued on the Company's financial statements, and no further contributions will be due or will have accrued thereunder as of the Closing. Each of the Plans, and its operation and administration, is, in all material respects, in compliance with all applicable, federal, state, local and other governmental laws and ordinances, orders, rules and regulations, including the requirements of ERISA and the Internal Revenue Code. All such Plans that are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) which are intended to qualify under I.R.C. Section 401(a)(8) have received favorable determination letters that such plans satisfy all qualification requirements. In addition, the Company has not been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA, with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which the Company or any Subsidiary sponsors as employer or in which the Company or any Subsidiary participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax.

3.13              COMPLIANCE.

(a) Except as disclosed in Part 3.13 of the Company Disclosure Letter, the Company and each Subsidiary is and at all times has conducted its business and the ownership and use of its assets in compliance with all applicable laws.

(b) Part 3.13 of the Company's Disclosure Letter contains a complete and accurate list of each permit or governmental consent or authorization that is held by the Company and each Subsidiary or that otherwise relates to the business of, or to any of the assets owned or used by, the Company or any Subsidiary. Each such permit or governmental consent or authorization is valid and in full force and effect and constitutes all of the governmental authorizations necessary to permit the Company and each Subsidiary to lawfully conduct and operate its business in the manner currently conducted.

3.14 LITIGATION.

(a) Except as set forth in Part 3.14 of the Company's Disclosure Letter, there is no pending or to the knowledge of the Sellers, threatened action, claim, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative, or informal) by or against the Company or any Subsidiary or that relates to or may affect the business of, or any of the assets owned or used by, the Company or any Subsidiary; or that challenges, or that may have the effect of preventing, delaying, making illegal or enjoining, any of the Contemplated Transactions. The Company has not received notice of any vehicle accident involving any employees, contractors or vehicles of the Company or a Subsidiary which could reasonably be expected to result in a claim or action against the Company or a Subsidiary and which is not set forth on Part 3.14.

(b) Except as set forth on Part 3.14 of the Company's Disclosure Letter, there is no order or court decision to which the Company, any Subsidiary, the Sellers, any director or officer of the Company, or any of the assets owned or used by the Company, is subject.

3.15 ABSENCE OF CHANGES.

           Except as set forth in Part 3.15 of the Company's Disclosure Letter, since December 31, 1998, the Company and each Subsidiary has conducted its business only in the ordinary course and there has not been any:

(a) change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company or any Subsidiary; issuance of any security convertible into such capital stock; grant of any purchase, redemption or stock retirement rights, or any acquisition by the Company or any Subsidiary of any shares of its capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) amendment to the Articles of Incorporation or Bylaws of the Company or any Subsidiary; (c) payment or increase by the Company or any Subsidiary of any bonuses, salaries or other compensation to any stockholder, director, officer or employee (except normal raises in the ordinary course of business consistent with past practices), or entry into any employment, severance, or similar contract with any director, officer or employee; (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of the Company or any Subsidiary; (e) damage to or destruction or loss of any material asset or property of the Company or any Subsidiary, whether or not covered by insurance; (f) entry into, termination of, or receipt of notice of termination of any material contract or any contract or transaction involving a total remaining commitment by or to the Company or any Subsidiary of at least $25,000.00; (g) sale, lease, or other disposition of any material asset or property of the Company or any Subsidiary, or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company or any Subsidiary; (h) material change in the accounting methods used by the Company; (i) indebtedness incurred for borrowed money, and the Company has not assumed, guaranteed, endorsed or otherwise become responsible for the obligations of any other person or entity, or made loans or advances to any person or entity; (j) joint venture, partnership or similar arrangement entered into; (k) acquisition (by merger, consolidation, acquisition or stock, other securities or assets or otherwise), capital investment made in (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise) or indebtedness guaranteed for borrowed money of, (i) any person (other than a Subsidiary) or (ii) any portion of the assets that any person that constitutes a division or operating unit of any Person (other than a Subsidiary); or (l) agreement, whether oral or written, by the Company or any Subsidiary to do any of the foregoing.

3.16 CONTRACTS; NO DEFAULTS.

(a) Part 3.16 of the Company's Disclosure Letter contains a complete and accurate list, and Sellers have delivered to TGI true and complete copies, of:

(i) each contract that involves performance of services or delivery of goods or materials by or to the Company or any Subsidiary of an amount or value in excess of $25,000.00 in the aggregate or which is not terminable by the Company or its Subsidiaries without penalty or premium upon 60 days' or less notice;

(ii) each lease, license, installment and conditional sales agreement, and other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property; (iii) each agreement evidencing or relating to any indebtedness or capital lease of the Company or its Subsidiaries; (iv) each joint venture, partnership, and other contract involving a sharing of profits, losses, costs, or liabilities by the Company or any Subsidiary with any other person; (v) each contract containing covenants that in any way purport to restrict the business activity of the Company or any Subsidiary; (vi) each power of attorney that is currently effective and outstanding; and (vii) each written warranty, guaranty, and or other similar undertaking by the Company or any Subsidiary. (b) Each contract identified or required to be identified in Part 3.16 of the Company's Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms. The Company and each Subsidiary is, and at all times has been, in full compliance with all applicable terms and requirements of each contract. Each third party to any contract with the Company or any Subsidiary is, and at all times has been, in full compliance with all applicable terms and requirements of such contract. Neither the Company nor any Subsidiary has given nor received notice from any other person regarding any actual, alleged, possible, or potential violation or breach of, or default under, any contract, and no default or event of default has occurred thereunder.

3.17              INSURANCE.

(a) Set forth on Part 3.17 of the Company's Disclosure Letter is a true and complete list and description of all insurance policies to which the Company or any Subsidiary is a party or under which the Company or any Subsidiary is or has been covered at any time within the three (3) years preceding the date of this Agreement, and all pending applications for policies of insurance, including the premium paid, coverage amounts, deductible, and risks insured.

(b) All policies to which the Company or any Subsidiary is a party or that provide coverage to either Seller, the Company, any Subsidiary or any director or officer of the Company or any Subsidiary (i) are valid, outstanding, and enforceable; (ii) are issued by an insurer that is financially sound and reputable; (iii) provide reasonably adequate insurance coverage for the assets and the operations of the Company and the Subsidiaries for all risks normally insured against in the Company's industry; (iv) will continue in full force and effect following the consummation of the Contemplated Transactions; and (v) except as set forth in Part 3.17(b) of the Company's Disclosure Letter, do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company or any Subsidiary. (c) Neither Seller, the Company nor any Subsidiary has received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. (d) The Company and each Subsidiary has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to it. The Company and each Subsidiary has given notice to the insurer of all claims that may be insured thereby.

3.18  ENVIRONMENTAL MATTERS.

(a) The Company and each Subsidiary is presently in full, and at all times heretofore has been in substantial compliance with, and has not been and is not currently in violation of or liable under, any Environmental Law. All real property owned, leased or on which the Company otherwise operates by the Company and its Subsidiaries (each, a "Facility") is free of contamination from any Hazardous Material which may result in liability under any Environmental Law. Sellers have no basis to expect, nor have Sellers or the Company or any Subsidiary received, any actual or threatened order, notice, or other communication from (i) any governmental body or private citizen, or (ii) the current or prior owner or operator of any facilities owned or leased by the Company or any Subsidiary, of any actual or potential violation or failure to comply with any Environmental Law. Neither Company nor any of its Subsidiaries has caused or suffered to occur any release, spill, migration, leakage, discharge, spillage, uncontrolled loss, seepage, or filtration of Hazard Material at or from any Facility.

(b) Except as described in Part 3.18 of the Company Disclosure Letter, there are no above or underground storage tanks, landfills, land deposits, or dumps present on or at any Facility owned by the Company or, to the knowledge of the Sellers, any other Facilities or at any adjoining property, or incorporated into any structure therein or thereon. Neither the Company nor any Subsidiary has transported Hazardous Materials in the operation of its business. (c) Sellers have delivered to TGI true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers, the Company or any Subsidiary pertaining to Hazardous Materials in, on, or under the facilities owned or leased by the Company or any Subsidiary, and no such reports indicate any contamination or release of Hazardous Materials at a Facility or recommend further testing or remedial action by the Company.

3.19 EMPLOYEES; INDEPENDENT CONTRACTORS.

(a) Part 3.19 of the Company's Disclosure Letter contains a complete and accurate list of (i) each employee or director of the Company and each Subsidiary, including each employee on leave of absence or layoff status, his or her job title, and current compensation; and (ii) each independent contractor of the Company and each Subsidiary, the type of services he or she provides and his current compensation.

(b) No employee or, to the knowledge of the Sellers, no independent contractor of the Company or any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee and any other person that in any way adversely affects or will affect (i) the performance of his duties to the Company or any Subsidiary, or (ii) the ability of the Company or any Subsidiary to conduct its business. (c) All persons rendering services to the Company or any Subsidiary have been properly characterized and treated as either employees or independent contractors, and neither the Company nor any Subsidiary has received notice of, nor do Sellers have any reason to believe that, such treatment will be challenged by the IRS or otherwise.

3.20 LABOR  RELATIONS; COMPLIANCE.

(a) Neither the Company nor any Subsidiary has been nor is it now a party to any collective bargaining or other labor contract. There is not presently pending or existing, and there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting the Company or any Subsidiary relating to the alleged violation of any applicable law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Company, or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees by the Company or any Subsidiary, and no such action is contemplated by the Company or any Subsidiary. The Company and each Subsidiary has complied in all respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

(b) The Company and each Subsidiary is presently in full, and at all times heretofore has been in substantial compliance with, and has not been and is not in violation of or liable under, any Occupational Safety and Health Law. Seller has no basis to expect, nor has Seller, the Company or any Subsidiary received, any actual or threatened order, notice, or other communication from any person of any actual or potential violation or failure to comply with any Occupational Safety and Health Law.

3.21 INTELLECTUAL PROPERTY.

(a) Intellectual Property Assets. The term "Intellectual Property Assets" includes:

(i) the Company's and each  Subsidiary's  name,  all fictional  business  names,
trade  names,  registered  and  unregistered  trademarks,   service  marks,  and
applications;

(ii) all patents, patent applications, inventions and discoveries that may be patentable;

(iii) all copyrights in both published works and unpublished works;and

(iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints owned, used, or licensed by the Company or any Subsidiary. (b) The Intellectual Property Assets other than items listed under subsection
3.21(a)(iv) are listed on Part 3.21 of the Disclosure Letter. The Company (directly or indirectly through its Subsidiaries) owns all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets. The manufacture and use by the Company of products and devices licensed under the patent licenses listed on Part 3.21 of the Company Disclosure Letter does not violate, infringe or misappropriate the trade secrets or intellectual property rights of any third party.

(c) All of the computer software, computer hardware, other computer and microprocessor-based equipment and all other equipment which performs or is or may be required to perform functions involving dates or the computation of dates, or containing date related data, owned, licensed, or used by the Company or any Subsidiary (collectively the "Computer Devices") will not suffer a Year 2000 Problem (as defined below). The Company has prepared and implemented, prior to the date hereof, a written plan of action to ensure that the Computer Devices will not have a Year 2000 Problem. The Company and each Subsidiary has contacted and received written assurances from all material suppliers of goods and services, including but not limited to suppliers of Computer Devices, that all of the computer software, computer hardware, and other computer and microprocessor-based equipment owned, licensed, or used by such supplier will not have a Year 2000 Problem. For the purposes of this Section 3.21(c), "Year 2000 Problem" shall mean any failure of a Computer Device to: (a) store all date-related information and process all data interfaces involving dates in a manner that unambiguously identifies the century, for all date values before, during or after January 1, 2000; (b) calculate, sort, report and otherwise operate correctly and in a consistent manner and without interruption regardless whether the date on which the Computer Device is operated or executed is before, during or after January 1, 2000; (c) report and display all dates with a four-digit date so that the century is unambiguously identified; and (d) handle all leap years, including but not limited to the year 2000 leap year, correctly.

3.22 RELATIONSHIPS WITH RELATED PERSONS.

           Except as set forth on Part 3.22 of the Company's Disclosure Letter, no Seller or any related person or affiliate of Sellers or of the Company has, or has had, any interest in any property used in the Company's or any Subsidiary's business. No Seller or any related person or affiliate of Sellers or of the Company is, or has owned, directly or indirectly, an equity interest or any other financial or profit interest in, an entity that has (i) had business dealings or a material financial interest in any transaction with the Company or any Subsidiary; or (ii) engaged in competition with the Company or any Subsidiary with respect to any line of the products or services of the Company or any Subsidiary. No Seller or any related person or affiliate of Sellers or of the Company is a party to any contract with the Company or any Subsidiary. All transactions or agreements set forth on Part 3.22 of the Company's Disclosure Letter are on arms length terms no less favorable to the Company and its Subsidiaries than independently obtained.

3.23              BROKERS OR FINDERS.

           Neither the Company, Sellers or their respective agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

3.24              DISCLOSURE.

           No representation or warranty of Sellers in this Agreement and no statement in the Company's Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to Sellers that has specific application to any Seller, the Company or any Subsidiary (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company or any Subsidiary that has not been set forth in this Agreement or the Disclosure Letter.

3.25              INVESTMENT REPRESENTATION.

           Each of the Sellers is acquiring the shares of the TGI Common Stock for their own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Each Seller understands that such shares are "restricted stock" and agrees not to sell, pledge, transfer, assign or otherwise dispose of such shares for a minimum period of one (1) year following the Closing Date.

3.26              TAX REPRESENTATIONS.

           Except as disclosed in Part 3.26 of the Company Disclosure Letter, the liabilities of the Company were incurred by the Company in the ordinary course of business. Through the Closing Date, the Company will not discontinue any of its historic businesses nor has it discontinued any of its historic businesses within the period beginning twelve months prior to the date hereof. The Company and the Sellers will each pay their own expenses in connection with the Merger. Dividends the Company has paid (or may pay) in anticipation of the Merger will be regular and normal distributions made in accordance with the Company's past practices. At all times during the five year period ending on the Closing Date, the fair market value of all of the Company's real property interests has been less than fifty percent (50%) of the total fair market value of all the assets used in the Company's trade or business, including any real property owned by the Company which is not used in its trade or business.

3.27              AUTHORITY; NO CONFLICT REGARDING MERGER OF BF.

(a) The merger agreement between BF and the Company constitutes the legal, valid, and binding obligation of BF and the Company (the "BF Merger Agreement") enforceable against them in accordance with its terms. Each of the BF and the Company has the absolute and unrestricted right, power, authority and capacity to execute and deliver the BF Merger Agreement and to perform their respective obligations thereunder.

(b) Neither the execution and delivery of the BF Merger Agreement nor the consummation or performance of the merger provided for therein (the "BF Merger") will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Articles of Incorporation or Bylaws of the Company or BF; or (B) any resolution adopted by the board of directors or the stockholders of the Company or BF; or
(C) any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any permit or authorization that is held by the Company or BF or that otherwise relates to the business of, or any of the assets owned or used by, the Company or BF; or (D) any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any contract to which the Company or BF is bound; or
(ii) result in the imposition or creation of any lien, claim or encumbrance upon or with respect to any of the assets owned or used by the Company or BF.

(c) Neither the Company nor BF is or will be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of the BF Merger Agreement or the consummation or performance of the BF Merger.

4.       REPRESENTATIONS AND WARRANTIES OF TGI

         TGI  has  delivered  to  Sellers,   simultaneously  herewith,  the  TGI
Disclosure Letter. TGI represents and warrants to Sellers as follows:

4.1               ORGANIZATION AND GOOD STANDING.

           TGI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Newco will be a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

4.2               AUTHORITY; NO CONFLICT.

(a) This Agreement constitutes the legal, valid and binding obligation of TGI, enforceable against TGI in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by TGI nor the consummation or performance of any of the Contemplated Transactions by TGI and Newco will give any person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of TGI's or Newco's Articles of Incorporation or Bylaws;

(ii) any resolution adopted by the board of directors or the stockholders of TGI or Newco;

(iii) any legal requirement or order to which TGI or Newco may be subject; or (iv) any contract to which TGI or Newco is a party or by which TGI or Newco may be bound.

(c) Neither TGI nor Newco will be required to obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except as set forth on Schedule 4.2(c) hereto.

4.3               CERTAIN PROCEEDINGS.

           There is no pending proceeding that has been commenced against TGI and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise enjoining, any of the Contemplated Transactions.

4.4               TAX REPRESENTATIONS.

           TGI represents now, and as of the Closing, that it presently intends to continue the Company's historic business or use a significant portion of the Company's business assets in a business. TGI has no present plan or intent to reacquire any of the TGI Common Stock issued in the Merger.


5.       COVENANTS

5.1               ACCESS AND INVESTIGATION.

           Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company, its Subsidiaries and their representatives to,
(a) afford TGI and its representatives and prospective lenders and their representatives (collectively, "TGI's Advisors") full and free access to the Company's and its Subsidiaries' personnel, properties, contracts, books and records, and other documents and data, (b) furnish TGI and TGI's Advisors with copies of all such contracts, books and records, and other existing documents and data as TGI may reasonably request, and (c) furnish TGI and TGI's Advisors with such additional financial, operating, and other data and information as TGI may reasonably request. TGI acknowledges that it has not been denied access to such information as of the date hereof.

5.2               OPERATION OF THE BUSINESSES OF THE COMPANY.

           Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and its Subsidiaries to: (a) conduct their businesses only in the ordinary course; (b) pay their accounts payable and indebtedness within terms, and (c) use its best efforts to preserve intact the current business organization of the Company and its Subsidiaries, keep available the services of their current officers, employees, and agents, and maintain the relations and good will with their suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company or any Subsidiary.

5.3               NEGATIVE COVENANT.

           Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company and each Subsidiary not to, without the prior consent of TGI, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in
Section 3.15 is likely to occur.

5.4               NOTIFICATION.

(a) Between the date of this Agreement and the Closing Date, each Seller will promptly notify TGI in writing if such Seller or the Company becomes aware of any fact or condition that causes or constitutes a breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

(b) Between the date of this Agreement and the Closing Date, TGI will promptly notify the Company in writing if TGI becomes aware of any fact or condition that causes or constitutes a breach of any of TGI's representations and warranties as of the date of this Agreement, or if TGI becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

5.5               PAYMENT OF INDEBTEDNESS BY RELATED PERSONS.

           Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to the Company by any Seller or any related person of any Seller to be paid in full prior to Closing.

5.6               NO NEGOTIATION.

           Until such time, if any, as this Agreement is terminated  pursuant to
Section 8, Sellers will not, and will cause the Company and each of its Subsidiaries and representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person (other than TGI) relating to any transaction involving the sale of the business or assets of the Company or any Subsidiary, or any of the capital stock of the Company or any Subsidiary, or any merger, consolidation, business combination, or similar transaction involving the Company or any Subsidiary.

5.7               BEST EFFORTS.

           Between the date of this Agreement and the Closing Date, Sellers will use their best efforts to cause the conditions in Section 6 to be satisfied. TGI and Sellers shall, as promptly as practicable following the execution of this Agreement, in cooperation with each other, complete and file with the appropriate authorities the pre-merger notification forms and any other documents required under the HSR Act.

5.8               LEASE AGREEMENTS.

           At Closing, the Company will enter into lease agreements with the owner or owners of the property for the facilities currently occupied by the Company in Jonesboro, Arkansas, and Olive Branch, Mississippi, providing for a three (3) year period, renewable at the Company's option for one (1) additional three (3) year term.

5.9               MERGER OF BF INTO THE COMPANY.

           Prior to the Closing Date, BF shall be merged into the Company pursuant to applicable Arkansas laws with the Company being the survivor of said Merger.


6.       CONDITIONS PRECEDENT TO TGI'S OBLIGATION TO CLOSE

         TGI's obligation to consummate the Merger and to take the other actions required to be taken by TGI at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by TGI, in whole or in part):

6.1               ACCURACY OF REPRESENTATIONS.

           All of Sellers' representations and warranties in this Agreement must have been substantially true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date.

6.2               SELLERS' PERFORMANCE.

           All of the covenants and obligations that the Company and the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all respects.

6.3               CONSENTS.

           Each of the consents identified in Part 3.2 of the Company's Disclosure Letter and on Schedule 4.2 hereto must have been obtained and must be in full force and effect.

6.4               ADDITIONAL DOCUMENTS.

           Each of the following documents must have been delivered to TGI:

(a) an opinion of counsel to the Company and the Sellers, dated the Closing Date, in form acceptable to TGI; and

(b) such other documents as TGI may reasonably request (i) evidencing the accuracy of any of Sellers' representations and warranties; (ii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller;
(iii) evidencing the satisfaction of any condition referred to in this Section 6; or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

6.5 NO PROCEEDINGS.

           Since the date of this Agreement, there must not have been commenced or threatened against TGI, Sellers, the Company or any Subsidiary, or against any person affiliated with TGI, Sellers, the Company or any Subsidiary, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying or making illegal, any of the Contemplated Transactions.

6.6               NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS.

           There must not have been made or threatened by any person any claim asserting that such person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company or any Subsidiary, or (b) is entitled to all or any portion of the merger consideration.

6.7               SATISFACTORY DUE DILIGENCE.

           TGI shall have completed its investigation of the Company's assets, business and financial condition and shall be satisfied with the results thereof in its sole discretion. In addition, nothing shall have occurred which TGI could reasonably determine could have a material adverse effect on the assets, business or operation of the Company.

6.8               FINANCING.

           TGI shall have obtained financing for the cash consideration to be paid in the Merger on terms satisfactory to TGI in its sole discretion.

6.9               ENVIRONMENTAL AUDIT.

           The Sellers shall cause an independent environmental consultant acceptable to TGI to inspect, audit, and test the Facilities for the existence of any and all environmental conditions and any and all violations of Environmental Laws, and to deliver a report describing the findings and conclusions of the inspection (hereafter referred to as the "Environmental Assessment"). All expenses of the Environmental Assessment shall be paid by the Sellers. The results of the Environmental Assessment shall be satisfactory in all respects to TGI.

6.10              HSR WAITING PERIOD.

           All applicable waiting periods, as extended, under the HSR Act shall have expired.

6.11              MERGER OF BF AND THE COMPANY.

           BF shall have been merged into the Company as provided in Section 5.9 of this Agreement.


7.       CONDITIONS PRECEDENT TO SELLERS'  OBLIGATION TO CLOSE

         The Company's obligation to consummate the Merger and to take the other actions required to be taken by the Company or the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

7.1               ACCURACY OF REPRESENTATIONS.

           All of TGI's representations and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

7.2               TGI'S PERFORMANCE.

           All of the covenants and obligations that TGI is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all respects.

7.3               NO PROCEEDINGS.

           Since the date of this Agreement, there must not have been commenced or threatened against TGI, Sellers, the Company or any Subsidiary, or against any person affiliated with TGI, Sellers, the Company or any Subsidiary, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, or making illegal, any of the Contemplated Transactions.

7.4               HSR WAITING PERIOD.

           All applicable waiting periods, as extended, under the HSR Act shall have expired.


8.       TERMINATION

8.1               TERMINATION EVENTS.

           This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either TGI or the Company if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

(b)               by:

(i) TGI if any of the conditions in Section 6 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of TGI to comply with its obligations under this Agreement) and TGI has not waived such condition on or before the Closing Date; or

(ii) Sellers, if any of the conditions in Section 7 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

(c) by mutual consent of TGI and Sellers; or

(d) by either TGI or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before July 31, 1999, or such later date as the Parties may agree upon.

8.2 EFFECT OF TERMINATION.

           Each Party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 10.1 and 10.2 will survive.


9.       INDEMNIFICATION; REMEDIES

9.1               SURVIVAL.

           All representations, warranties, covenants, and obligations in this Agreement, the Company's Disclosure Letter, the certificates delivered pursuant to Section 2.8(a)(vii), 2.8(b)(iii) and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages (as defined below) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

9.2               INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS.

           Sellers, jointly and severally, will indemnify and hold harmless TGI, the Company, and their respective representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Sellers in this Agreement, the Company's Disclosure Letter or any other certificate or document delivered by Sellers or the Company pursuant to this Agreement;

(b) any breach by Sellers or the Company of any covenant or obligation in this Agreement;

(c) any product shipped or any services provided by the Company or any Subsidiary prior to the Closing Date;

(d) any claim or assessment for unpaid
taxes or for failure to file accurate or appropriate returns, in excess of the amounts accrued therefor on the Balance Sheet, including without limitation, United States, state and/or local income, profits, franchise, sales, use, occupancy, property (real and personal), ad valorem, excise, value added, withholding, payroll, transfer and other taxes (including interest, penalties and any additions to tax) due from the Company or any Subsidiary or claimed to be due from the Company or any Subsidiary by any taxing authority for all periods through the Closing Date, including taxes which may accrue for periods up to Closing Date but which have not become due and owing; (e) any use, release, threatened release, emission, generation, storage, transportation, disposal, or arrangement for the disposal of Hazardous Materials by the Company or any Subsidiary or the presence of any Hazardous Materials or circumstance or condition at any Facility which would require remediation or other action under any Environmental Laws, including, without limitation, the cost of any environmental response action or liability under the Comprehensive Environmental Response, Compensation and Liability Act whether such loss accrues, is required or is necessary prior to the Closing Date, to the full extent that such loss is attributable, directly or indirectly, to the presence, use, emission, generation, storage, transportation, release, threatened release, disposal, or arrangements for disposal of Hazardous Materials at any Facility or on any other properties to which the Company, its Subsidiaries or affiliates or any other prior owner or operator of any Facility has sent or arranged for the disposal of Hazardous Materials prior to the Closing Date. All terms used in this paragraph and not otherwise defined herein shall be given the meaning provided under the Environmental Laws; (f) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with either Seller or the Company (or any person acting on their behalf) in connection with any of the Contemplated Transactions; and (g) any claim arising from the automobile accident in Cumberland County, North Carolina which occurred on May 23, 1999, involving a company truck driven by Tommy Joe Wilson, a vehicle driven by Annie
W. Brown, and a vehicle driven by Stephen Nathaniel Fox.

9.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY TGI.

           TGI will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages (as defined in 9.2 above) arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by TGI in this Agreement or in any certificate delivered by TGI pursuant to this Agreement, (b) any breach by TGI of any covenant or obligation of TGI in this Agreement, or (c) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with TGI (or any person acting on its behalf) in connection with any of the Contemplated Transactions.

9.4               ESCROW.

           At the Closing, the Sellers will deposit 1,375,000 shares of TGI's Common Stock that are issued to the Sellers in the Merger (the "Escrow Shares") with a bank or trust company located within the State of Georgia which will act as an escrow agent (the "Escrow Agent"), who will hold the Escrow Shares in escrow as collateral for the indemnification obligations of the Sellers under this Agreement. The Escrow Shares will be released to the Sellers at the times and in the manner set forth in the Escrow Agreement and will serve as security for the Sellers' indemnity obligations as set forth in the Escrow Agreement.

9.5               PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

(a) Promptly after receipt by an Indemnified Person of notice of the commencement of any proceeding against it, such Indemnified Person will, if a claim is to be made against an indemnifying party hereunder, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the Indemnified Person's failure to give such notice.

(b) If any proceeding is brought against an Indemnified Person for which the Indemnified Person claims a right to indemnification from an indemnifying party, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the Indemnified Person determines in good faith that joint representation would be prejudicial to Indemnified Person, or (ii) the indemnifying party fails to provide reasonable assurance to the Indemnified
Person of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the Indemnified Person and, after notice from the indemnifying party to the Indemnified Person of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this
Section 9 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of applicable laws or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten (10) days after such notice is given, give notice to the Indemnified Person of its election to assume the defense of such proceeding, the indemnifying party will be bound to the extent of any indemnification obligations by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Person. Notwithstanding the foregoing, the filing of an answer by the indemnifying party in order to preserve the rights of the Indemnified Party due to a filing deadline shall not in itself constitute its election to assume the defense of a claim hereunder.
(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates in a manner other than monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld). (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

 9.6 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS.

           A  claim  for   indemnification   for  any  matter  not  involving  a
third-party   claim  may  be   asserted   by  notice  to  the  party  from  whom
indemnification is sought.

9.7               TIME LIMITATIONS.

           If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty other than those in Sections 3.3, 3.10, 3.12, 3.18 and 3.19, unless on or before the third (3rd) anniversary of the Closing Date, TGI notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by TGI. A claim with respect to Section 3.3, or a claim for indemnification or reimbursement based upon any covenant or obligation may be made at any time. A claim with respect to Sections 3.10, 3.12, 3.18 or 3.19 may be made at any time prior to the expiration of the applicable statute of limitations for the cause of action giving rise to such Damages. If the Closing occurs, TGI will have no liability (for indemnification or otherwise) with respect to any representation or warranty, unless on or before the third (3rd) anniversary of the Closing Date Sellers notifies TGI of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

9.8               AMOUNT LIMITATIONS.

 Notwithstanding   the   foregoing,   neither   Party   shall  be   liable   for
indemnification hereunder in excess of $16,500,000.

10.      GENERAL PROVISIONS

10.1              EXPENSES.

           Each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

10.2              PUBLIC ANNOUNCEMENTS.

           Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued at such time and in such manner as mutually agreed, except TGI may make such disclosures as it deems necessary to comply with applicable securities laws. Unless consented to by TGI in advance or required by applicable law, prior to the Closing Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person. Sellers and TGI will mutually agree upon the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and TGI will have the right to be present for any such communication.

10.3              NOTICES.

           All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         Sellers: .........         C. Frank Mitchell
                                    P.O. Box 1577
                                    Jonesboro, Arkansas 72403

                                    -and-

                                    Bobby W. Riley
                                    P.O. Box 1577
                                    Jonesboro, Arkansas 72403

         with a copy to:...         Randall W. Ishmael, Esq.
                                    603 Southwest Drive
                                    P. O. Box 4096
                                    Jonesboro, Arkansas  72403-4096
                                    Facsimile No.:  (870) 972-5492

         TGI:      ........         Transit Group, Inc.
                                    Overlook III, Suite 1740
                                    2859 Paces Ferry Road
                                    Atlanta, Georgia  30339
                                    Attention:  Philip A. Belyew, President
                                    Facsimile No.:  (770) 444-0246

         with a copy to:...         Sharon L. McBrayer, Esq.
                                    Womble Carlyle Sandridge & Rice, PLLC
                                    Suite 3500, One Atlantic Center
                                    1201 West Peachtree Street
                                    Atlanta, Georgia  30309
                                    Facsimile No.:  (404) 870-4825

10.4              JURISDICTION; SERVICE OF PROCESS.

           Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought by a party hereto against any of the other Parties in the courts of the State of Georgia, County of Cobb, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia or in the courts of the State of Arkansas, County of Craighead, or, the United States District Court for the Eastern District of Arkansas. Each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.5              FURTHER ASSURANCES.

           The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

10.6              WAIVER.

           The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.7              ENTIRE AGREEMENT AND MODIFICATION.

           This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

10.8              DISCLOSURE LETTER.

           The disclosures in the Company's Disclosure Letter, and those in any supplement thereto, relate only to the representations and warranties in the Section of the Agreement to which they expressly refer or referenced therein. In the event of any inconsistency between the statements in the body of this Agreement and those in the Company's Disclosure Letter (other than an exception expressly set forth as such in the Company's Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

10.9              ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS.

           None of the Sellers nor the Company may assign any of their rights under this Agreement without the prior consent of TGI. TGI and Newco may assign this Agreement, the Seller's Closing Documents, or any one of them at any time after the Closing to any affiliated entity without obtaining the consent of or notifying any other Party. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

10.10             SEVERABILITY.

           If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The remedies provided in this Agreement will not be exclusive of or limit any other remedies that may be available.

10.11             SECTION HEADINGS, CONSTRUCTION.

           The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

10.12             TIME OF ESSENCE.

           With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.13             GOVERNING LAW.

           This Agreement will be governed by the laws of the State of Arkansas without regard to conflicts of laws principles.

10.14             COUNTERPARTS.

           This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.15             EXECUTION AND CLOSING.

           Notwithstanding anything specifically or by implication stated herein to the contrary, it is the intent and the effect that this Agreement is being executed as a part of and simultaneously with the Contemplated Transactions, provided, however, that this Section 10.15 shall not constitute a waiver or diminution of the covenants and conditions precedent herein.

                    [EXECUTIONS CONTINUED ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


"TGI":

TRANSIT GROUP, INC.



BY: /s/ Philip A. Belyew
PHILIP A. BELYEW, President


THE "COMPANY":

MDR CARTAGE, INC.



BY: /s/ C. Frank Mitchell
C. FRANK MITCHELL, President


SELLERS:



/s/ C. Frank Mitchell
 ......... C. FRANK MITCHELL


/s/ Bobby W. Riley
 ......... BOBBY W. RILEY

                                  SCHEDULE 2.1


                               Shares of
Seller                      TGI Common Stock                         Cash

C. Frank Mitchell              1,225,000                           $900,000

Bobby W. Riley                 1,225,000                           $900,000